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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                         ROBERTS REALTY INVESTORS, INC.

                                     1. NAME

         The name of the Corporation is Roberts Realty Investors, Inc.

                              2. AUTHORIZED SHARES

         (a) The aggregate number of common shares (referred to in these Articles of Incorporation as "Common Stock") which the Corporation shall have the authority to issue is 100,000,000 with a par value of $.01 per share. Each share of Common Stock shall have one vote on each matter submitted to a vote of the shareholders of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution.

         (b) The aggregate number of preferred shares (referred to in these Articles of Incorporation as "Preferred Stock") which the Corporation shall have authority to issue is 20,000,000 with a par value of $.01 per share. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any shares of such series.

         The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing articles of amendment which are effective without shareholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such services (provided, however, that no such issuance or designation shall result in any holder of shares of Common Stock being in violation of the Ownership Limit or the Excluded Holder Limit, as applicable). Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the right of holders of the Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

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                  (i)      the dividend rate, if any, on shares of such series,
                           the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

                  (ii) whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

                  (iii) the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

                  (iv) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange and the terms of adjustment, if any;

                  (v) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

                  (vi) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

                  (vii) restrictions on transfer to preserve the status of the Corporation as a REIT; and

                  (viii) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

         (c) Shares of Common Stock that have been acquired by the Corporation shall become treasury shares and may be resold or otherwise disposed of by the Corporation for such consideration, not less than the par value thereof, as shall be determined by the Board of Directors, unless or until the Board of Directors shall by resolution provide that any or all treasury shares so acquired shall constitute authorized, but unissued shares.

                            3. NO PREEMPTIVE RIGHTS

         No shareholder shall have any preemptive right to subscribe for or to purchase any shares or other securities issued by the Corporation.

                             4. DIRECTOR LIABILITY

         (a) No Director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a Director, except for liability (i) for any appropriation, in violation of the Director's duties, of any business

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opportunity of the Corporation, (ii) for acts or omissions which involved intentional misconduct or a knowing violation of law, (iii) for the types of liabilities set forth in Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Georgia Business Corporation Code is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as amended.

         (b) Neither the repeal nor modification of this Article 4 nor the adoption of any provision of these Articles of Incorporation inconsistent with these Articles shall eliminate or adversely affect any right or protection of a Director of the Corporation existing immediately prior to such repeal, modification or adoption.

                    5. CERTAIN RESTRICTIONS REGARDING SHARES

         Section 5.1 Definitions. The following terms shall have the following meanings:

         "Acquire" shall mean the acquisition of Beneficial Ownership of shares of Common Stock by any means whatsoever including, without limitation, (i) the acquisition of direct ownership of shares by any Person, including through the exercise of Acquisition Rights or any option, warrant, pledge, security interest or similar right to acquire shares, and (ii) the acquisition of indirect ownership of shares (taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code) by a Person who is an individual within the meaning of Section 542(a)(2) of the Code, including through the acquisition, by any Person of Acquisition Rights or any option, warrant, pledge, security interest or similar right to acquire shares.

         "Acquisition Rights" shall mean rights to Acquire shares of Common Stock pursuant to any right to redeem or exchange Units for shares of Common Stock or cash, at the option of the Operating Partnership or the Corporation, held by limited partners of the Operating Partnership. (The Operating Partnership's right to demand that, the Corporation issue cash or shares of Common Stock to a limited partner of the Operating Partnership who exercises an Acquisition Right shall not be deemed to be an Acquisition Right.)

         "Beneficial Ownership" shall mean, with respect to any Person, ownership of shares of Common Stock equal to the sum of (i) the shares of Common Stock directly owned by such Person and (ii) the shares of Common Stock indirectly owned by such Person (if such Person is an "individual" as defined in Section 542(a)(2) of the Code) taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

         "Code" shall mean the Internal Revenue Code of 1986, as amended. Any reference herein to any current provision of the Code shall be deemed to refer to any future successor provision of

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federal income statutory law.

         "Conversion Factor" shall mean 1.0, except that in the event that the Corporation (i) declares or pays a dividend on its outstanding shares in shares of the Corporation or makes a distribution to all holders of its outstanding shares in shares of the Corporation, (ii) subdivides its outstanding shares, or
(iii) combines its outstanding shares into a smaller number of shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination assuming for such purpose that such dividend, distribution, subdivision or combination has occurred as of such time, and the denominator of which shall be the actual number of shares (determined without the foregoing assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination, it being understood that any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

         "Excess Ownership" shall mean the percentage of the outstanding Common Stock of the Corporation which any Person other than the Excluded Holder Beneficially Owns in excess of the Ownership Limit.

         "Excluded Holder" shall mean Charles S. Roberts (and/or any Person who is a Beneficial Owner of shares as a result of the Beneficial Ownership of shares by Mr. Roberts).

         "Excluded Holder Limit" shall mean 35% of the outstanding shares of the Common Stock, less the aggregate of the Excess Ownership of all Persons other than the Excluded Holder as determined from time to time. For purposes of determining the Excluded Holder Limit, the amount of shares of Common Stock outstanding at the time of the determination shall be deemed to include the maximum number of shares that the Excluded Holder may Beneficially Own with respect to Acquisition Rights and options issued pursuant to an option plan, but shall not include shares that may be Beneficially Owned solely by other Persons upon exercise of Acquisition Rights or options.

         "Operating Partnership" shall mean Roberts Properties Residential, L.P.

         "Ownership Limit" shall mean 3.7% of the outstanding Common Stock of the Corporation.

         "Partnerships" shall mean Roberts Properties River Oaks, L.P.; Roberts Properties Rosewood Plantation, L.P.; Roberts Properties Preston Oaks, L.P.; and Roberts Properties Highland Park, L.P.; a "Partnership" shall mean any one of the Partnerships.

         "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code,

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association, private foundation within the meaning of Section 509(a) of the
Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section l3(d)(3) of the Securities Exchange Act of 1934, as amended and any other organization or entity or portion thereof which is an individual within the meaning of Section 542(a)(2) of the Code; but does not include an underwriter that participates in a public offering of the Common Stock for a period of 90 days following the purchase, by such underwriter of the Common Stock.

         "REIT" shall mean a Real Estate Investment Trust under Section 856 of the Code.

         "Redemption Price" shall mean either (x) if shares of Common Stock (and rights associated therewith, if applicable) are being redeemed, the lower of (i) the price paid by the transferee from whom shares are being redeemed and (ii) the Value of the shares (and associated rights, if applicable) being redeemed, multiplied by the number of shares (and associated rights, if applicable) being redeemed, or (y) if interests other than shares of Common Stock are being redeemed, the price paid by the transferee for such interests. The Redemption Price may, at the option of the Corporation if and to the extent that shares of Common Stock are being redeemed, be paid in the form of a number of Units equal to the number of shares redeemed divided by the Conversion Factor.

         "Restriction Termination Date" shall mean the first day on which the Corporation determines pursuant to Section 5.10 of these Articles of Incorporation that it is no longer in the best interests of the Corporation to attempt, or to continue, to qualify as a REIT.

         "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition that results in a change in the record or Beneficial Ownership of Common Stock or the right to vote or receive dividends on Common Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Common Stock or the right to vote or receive dividends on Common Stock or (ii) the sale, transfer, assignment or other disposition or grant of any Acquisition Rights or other securities or rights convertible into or exchangeable for Common Stock, or the right to vote or receive dividends on Common Stock), whether voluntary or involuntary and whether by operation of law or otherwise.

         "Units" shall mean Units as that term is defined in the Agreement of Limited Partnership of the Operating Partnership.

         "Value" of the shares of Common Stock (and any rights associated therewith, if applicable) being redeemed on any date means -- (i) with respect to a share of Common Stock, the average of the daily market price for the ten
(10) consecutive trading days immediately preceding such date, where for this purpose the market price for each such trading day shall be: (x) if the shares of Common Stock are listed or admitted to trading on any securities exchange or NASDAQ, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day;
(y) if the shares of Common Stock are not listed or admitted to trading on any securities exchange or NASDAQ, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing

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bid and asked prices on such day, as reported by a reliable quotation source designated by the Corporation; or (z) if the shares of Common Stock are not listed or admitted to trading on any securities exchange or NASDAQ and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the Corporation, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; provided, however, that if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the Value of the shares of Common Stock being redeemed shall be determined by the Corporation acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate; and (ii) in the event that the shares of Common Stock being redeemed have associated with them rights that a holder of such shares would be or would have been entitled to receive, then the Value of such rights shall be determined by the Corporation acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

         Section 5.2 Restrictions.

         (a) Except as provided in Section 5.8, during the period commencing on the date of the Consolidation and prior to the Restriction Termination Date: (i) no Person (other than an Excluded Holder) shall Acquire (other than through the exercise of Acquisition Rights such Person had on the date of the Amended and Restated Articles of Incorporation) any shares of Common Stock if as the result of such acquisition, such Person shall Beneficially Own shares of Common Stock in excess of the Ownership Limit; (ii) no Excluded Holder shall Acquire any shares of Common Stock if, as the result of such acquisition, the Excluded Holders in the aggregate shall Beneficially Own shares of Common Stock in excess of the Excluded Holder Limit; (iii) no Person shall Acquire any shares of Common Stock if, as a result of such acquisition, the Common Stock would be directly or indirectly owned by fewer than 100 Persons (determined without reference to the rules of attribution under Section 544 of the Code) and (iv) no Person shall Acquire any shares if, as a result of such acquisition, the Corporation would be "closely held" within the meaning of Section 856(h) of the Code.

         (b) Any Transfer that (x) would result in a violation of the restrictions in Section 5.2(a)(iii) or (iv), or (y) a transferring shareholder has actual knowledge will result in a violation of any of the restrictions in
Section 5.2(a)(i) or (ii) shall be void ab initio as to the Transfer of such shares of Common Stock that would cause the violation of the applicable restriction in Section 5.2(a), and the intended transferee shall acquire no rights in such shares of Common Stock.

         Section 5.3 Remedies for Breach.

         (a) If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer has taken place that falls within the scope of Section 5.2(b) or that a Person intends to Acquire Beneficial Ownership of any shares of the Corporation that will result

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in violation of Section 5.2(a) or Section 5.2(b) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer.

         (b) Without limitation to Section 5.2(b) and 5.3(a), any purported transferee of Beneficial Ownership of Common Stock acquired in violation of
Section 5.2 shall, if it shall be deemed to have received any such Beneficial Ownership, be deemed to have acted as agent on behalf of the Corporation in acquiring such of the interests as result in a violation of Section 5.2 and shall be deemed to hold such interests in trust on behalf and for the benefit of the Corporation. The transferee shall have no right to receive dividends or other distributions with respect to such interests, and shall have no right to vote such interests. Such transferee shall have no claim, cause of action, or any other recourse whatsoever against a transferor of interests acquired in violation of Section 5.2. The transferee's sole right with respect to such interests shall be to receive at the Corporation's sole and absolute discretion, either (i) consideration for such interests upon the resale of the interests as directed by the Corporation pursuant to Section 5.3(c) or (ii) the Redemption Price pursuant to Section 5.3(c).

         (c) The Board of Directors shall, within six months after receiving notice of a Transfer that violates Section 5.2(a), either (in its sole and absolute discretion) (i) direct the transferee of such interests to sell all interests held in trust for the Corporation pursuant to Section 5.3(b) for cash in such manner as the Board of Directors directs or (ii) redeem such interests for the Redemption Price on such date within such six month period as the Board of Directors may determine. If the Board of Directors directs the transferee to sell the interests, the transferee shall receive such proceeds as trustee for the Corporation and pay the Corporation out of the proceeds of such sale all expenses incurred by the Corporation in connection with such sale plus any remaining amount of such proceeds that exceeds the amount paid by the transferee for the interests, and the transferee shall be entitled to retain only any proceeds in excess of such amount required to be paid to the Corporation.

         Section 5.4 Notice of Restricted Transfer. Any Person who Acquires or attempts or intends to Acquire shares in violation of Section 5.2 shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted or intended Transfer on the Corporation's status as a REIT.

         Section 5.5 Owners Required to Provide Information. Prior to the Restriction Termination Date:

         (a) Every shareholder of record of more than 5% (or such lower percentage as required by the Code or regulations promulgated thereunder) of the outstanding Common Stock of the Corporation shall, within 30 days after December 31 of each year, give written notice to the Corporation stating the name and address of such record shareholder, the number of shares

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Beneficially Owned by it, and a description of how such shares are held;
provided that a shareholder of record who holds outstanding Common Stock of the Corporation as nominee for another person, which other person is required to include in gross income, for U.S. federal income tax purposes, the dividends received on such Common Stock (an "Actua1 Owner"), shall give written notice to the Corporation stating the name and address of such Actual Owner and the number of shares of such Actual Owner with respect to which the shareholder of record is nominee.

         (b) Every Actual Owner of more than 5% (or such lower percentage as may be required by the Code or regulations promulgated thereunder) of the outstanding Common Stock of the Corporation who is not a shareholder of record of the Corporation shall, within 30 days after December 31 of each year, give written notice to the Corporation stating the name and address of such Actual Owner, the number of shares Beneficially Owned, and a description of how such shares are held.

         (c) Each person who is a Beneficial Owner of Common Stock and each Person (including the shareholder of record) who is holding Common Stock for a Beneficial Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

         (d) Every shareholder of record and every Actual Owner who Beneficially Owns more than 3.7% of the outstanding Common Stock of the Corporation on the date of these Amended and Restated Articles of Incorporation shall, within the later of August 31, 2004 or 30 days of the date hereof, give written notice to the Corporation stating the name and address of such record shareholder or Actual Owner, the number of shares Beneficially Owned, and a description of how such shares are held. Thereafter, each such shareholder of record or Actual Owner shall, within 30 days after selling or otherwise disposing of Beneficial Ownership of an aggregate of 50,000 shares or more since any prior notice, give written notice to the Corporation of the number of shares sold or otherwise disposed of. Upon receipt of such notices, the Corporation shall recalculate the aggregate Excess Ownership of all Persons other than the Excluded Holder, and in the event the aggregate Excess Ownership of all such Persons has decreased by 1% or more of the then outstanding number of shares of Common Stock, the Corporation shall so notify the Excluded Holder, who shall thereupon be permitted to increase his Beneficial Ownership accordingly.

         Section 5.6 Remedies Not Limited. Except as provided in Section 5.12, nothing contained in this Article 5 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders in preserving the Corporation's status as a REIT.

         Section 5.7 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article 5, including any definition contained in Section 5.1, the Board of Directors shall have the power to determine the application of the provisions of this Article 5 with respect to any situation based on the facts known to it.

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         Section 5.8 Exception. The Board of Directors may, upon receipt of either a certified copy of a ruling from the Internal Revenue Service or an opinion of counsel satisfactory to the Board of Directors, but shall in no case be required, to exempt a Person (the "Exempted Holder") from the Ownership Limit or the Excluded Holder Limit, as the case may be, if the ruling or opinion concludes that no Person who is an individual as defined in Section 542(a)(2) of the Code will, as the result of the ownership of shares by the Exempted Holder, be considered to have Beneficial Ownership of an amount of Common Stock that will violate the Ownership Limit or the Excluded Holder Limit as the case may be.

         Section 5.9 Legend. Each certificate for Common Stock shall bear the following legend:

                  "The shares of Common Stock represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. No Person may Acquire shares of Common Stock (other than through the exercise of Acquisition Rights such Person had on the date of the Amended and Restated Articles of Incorporation) which would result in such Person Beneficially Owning in excess of 3.7% (or such greater percentage as may be determined by the Board of Directors of the Corporation) of the outstanding Common Stock of the Corporation (unless such Person is an Excluded Holder). Separate restrictions set forth in Article 5 of the Articles of Incorporation apply to Excluded Holders. Any Person who attempts to Beneficially Own shares of Common Stock in excess of the above limitations must immediately notify the Corporation. Any shares of Common Stock so held may be subject to mandatory redemption or sale in certain events, and certain purported acquisitions of shares of Common Stock in excess of such limitations shall be void ab initio. A Person who attempts to Beneficially Own shares of Common Stock in violation of the ownership limitations set forth in Section 5.2 of the Articles of Incorporation shall have no claim, cause of action, or any other recourse whatsoever against a transferor of such shares. All capitalized terms in this legend have the meanings defined in the Corporation's Articles of Incorporation, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests."

         Section 5.10 Termination of REIT Status. The Board of Directors shall take no action to terminate the Corporation's status as a REIT or to amend the provisions of this Article 5 until such time as (i) the Board of Directors adopts a resolution recommending that the Corporation

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terminate its status as a REIT or amend this Article 5, as the case may be, (ii)
the Board of Directors presents the resolution at an annual or special meeting of the shareholders, and (iii) such resolution is approved by holders of a majority of the issued and outstanding shares of Common Stock.

         Section 5.11 Severability. If any provision of this Article or any application of any such provision is determined to be invalid by a Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         Section 5.12 Stock Exchange Settlement. Nothing in these Articles of Incorporation shall preclude the settlement of any transaction with respect to the Common Stock of the Company entered into through the facilities of any national stock exchange or NASDAQ.

                    6. SUPERMAJORITY VOTE FOR CERTAIN ACTIONS

         Section 6.1 Fundamental Transactions. Notwithstanding any provision of law to the contrary, the affirmative vote of three-quarters (3/4) of all of the votes entitled to be cast by the shareholders on the matter shall be necessary and shall be sufficient, valid and effective, after due authorization, approval or advice of such action by the Corporation's board of directors, as required by law, to approve and authorize the following acts of the Corporation:

         (a) amendment of the Articles of Incorporation of the Corporation other than (i) to amend Article 5 above as contemplated in
                  Section 5.10, (ii) to change the name of the Corporation,
                  (iii) to increase the number of authorized shares of Common Stock or Preferred Stock or both, or (iv) to amend the Articles of Incorporation by the filing of articles of amendment as contemplated in paragraph (b) of Article 2 above);

         (b) consolidation of the Corporation with one or more corporations to form a new consolidated corporation;

         (c) merger of the Corporation into another corporation, with the Corporation not being the surviving corporation;

         (d) a share exchange in which shares of the Corporation will be acquired;

         (e) sale, lease, exchange or other transfer of all, or substantially all, of the property and assets of the Corporation, including its goodwill and franchises; or

         (f) the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

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         Section 6.2 Amendment of By-laws. The Board of Directors of the
Corporation shall have the power to alter, amend or repeal the By-laws or adopt new By-laws of the Corporation, but any By-laws adopted by the Board of Directors may be altered, amended or repealed, and new By-laws adopted, by the affirmative vote of three-quarters (3/4) of all of the votes entitled to be cast by the shareholders on the matter. The shareholders may prescribe that any By-law or By-laws adopted by them shall not be altered, amended or repealed by the Board of Directors.

                        7. CLASSIFIED BOARD OF DIRECTORS

         Section 7.1 Number and Classification. The number of directors of the Corporation shall be at least five (5) directors, unless a greater minimum number (but not a lesser number) of directors shall be fixed from time to time by affirmative vote of the holders of at least 75% of the shares of the Corporation entitled to vote for election of directors. The directors shall be divided into three classes as nearly equal in number as possible, with respect to the first time for which they shall severally hold office. Directors of the First Class first chosen shall hold office until the first annual meeting of the shareholders following their election; directors of the Second Class first chosen shall hold office until the second annual meeting following their election; and directors of the Third Class first chosen shall hold office until the third annual meeting following their election. At each annual meeting of shareholders held thereafter, directors shall be chosen for a term of three (3) years to succeed those whose terms expire.

         Section 7.2 Vacancies. Any vacancy in the Board of Directors resulting from the death, resignation or retirement of a director, or any other cause other than removal by the shareholders or increase in the number of directors, shall be filled by a majority vote of the remaining directors, though less than a quorum for a term corresponding to the unexpired term of his or her predecessor in office.

         Section 7.3 Newly Created Directorships. Newly created directorships resulting from any increase in the authorized number of directors shall be filled by a majority vote of the remaining directors, though less than a quorum, and the directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders at which a successor shall be elected and shall qualify.

         Section 7.4 Removal of Directors. At any meeting of the shareholders called for the purpose, the entire Board of Directors or any individual director may, by the vote of 75% of all the shares of the Corporation outstanding and entitled to vote for election of directors, be removed from office, with or without cause.

         Section 7.5 Amendment of This Article 7. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the shares of the Corporation entitled to vote for election of directors shall be required to amend or repeal, or to adopt any provisions inconsistent with, this Article 7.

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                      8. DISCRETIONARY DIRECTOR AUTHORITY

         In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors of the Corporation, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that the foregoing language shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.

                                  9. HEADINGS

         The headings of the Articles herein shall be for convenience of reference only and shall not be deemed to limit or conscribe the subject matter of the particular Article.

         IN WITNESS WHEREOF, the undersigned executes these Amended and Restated Articles of Incorporation on this 21st day of July, 2004.

                                    /s/ Charles S. Roberts
                                    --------------------------------------------
                                    Charles S. Roberts,
                                    Chief Executive Officer

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